EXHIBIT 107.1

Calculation of Filing Fee Tables
Form S-8 Registration Statement
Achieve Life Sciences, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Other	5,000,000	$5.05	$25,250,000.00	0.0001381	$3,487.03
		Total Offering Amounts:				$25,250,000.00		$3,487.03
		Total Fee Offsets:						-
		Net Fee Due:						$3,487.03

Offering Note

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Achieve Life Sciences, Inc.’s (the “Registrant”) Common Stock.

1

(1) Represents additional shares of Common Stock to be registered and available for grant under the Registrant’s Amended and Restated 2024 Equity Inducement Plan (the “2024 Plan”). Shares available for issuance under the 2024 Plan were previously registered on Registration Statements on Form S-8 filed with the SEC on December 5, 2024 (Registration No. 333-283630) and April 16, 2026 (Registration No. 333-295099).

(2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of Common Stock as reported on The Nasdaq Stock Market LLC (“Nasdaq”) on May 8, 2026, which date is within five business days prior to the filing of this Registration Statement.